UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2010

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Utah
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 895, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02         ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective April 1, 2010, Global Clean Energy Holdings, Inc. (the “Company”) appointed Martin Wenzel to serve on its Board of Directors (“Board”).  Mr. Wenzel is currently the President and Chief Executive Officer of Colorado Energy, which is the operating unit of Bicent Power LLC, a privately held entity that owns and operates power generating stations in Colorado, Montana and California.

Mr. Wenzel has an extensive background in the energy industry, including over 25 years of developing, constructing and operating energy projects, marketing energy commodities and operating energy assets in the US and internationally. He is also a member of the Board of the Deming Center of Entrepreneurship at the University of Colorado.

Mr. Wenzel holds an Executive MBA from Columbia Business School; a Masters degree in Systems Management from the University of Southern California; and a Bachelors degree in Engineering and Management from the US Naval Academy.

As a non-employee director, Mr. Wenzel will be granted options annually to purchase 500,000 shares of the Company’s common stock (which options will have an exercise price equal to the market price on the date of grant and will vest over a period of one year), and entitled to receive a monthly cash fee of $2,000 for his services as director.  He is also entitled to reimbursement of certain expenses incurred in connection with attendance of meetings of the Board and Board committees.

ITEM 8.01	OTHER EVENTS

On April 6, 2010, the Company issued a press release (the “Press Release”) announcing the appointment of Mr. Wenzel to its Board of Directors.  A copy of the Press Release is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release dated April 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

Date: April 5, 2010	By:	/s/ BRUCE NELSON
Bruce Nelson,
Chief Financial Officer